SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2013

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 658-7470

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Ambac Financial Group Inc. (the “Company”) granted restricted stock units (“RSUs”) to the following executive officers (each a “Grantee”) on December 20, 2013 (the “Grant Date”) pursuant to the terms of the Company’s Incentive Compensation Plan. Diana Adams, Chief Executive Officer and President, received 33,932 RSUs; David Trick, Senior Managing Director, Chief Financial Officer and Treasurer, received 24,237 RSUs; and Robert Eisman, Senior Managing Director and Chief Accounting Officer received 9,695 RSUs. Each RSU represents a contingent right to receive one share of the Company’s common stock. The RSUs shall vest in two installments, 50% on the Grant Date and 50% on the first anniversary of the Grant Date (each a “Vesting Date”). RSUs that have become vested shall settle and convert into shares of the Company’s common stock on the earlier of (a) the Grantee’s termination of employment with the Company (other than with respect to a termination for “cause”) or (b) the second anniversary of the applicable Vesting Date. Notwithstanding the foregoing, a number of vested RSUs sufficient to satisfy any tax withholding obligations imposed upon the Company may be converted into shares of common stock and withheld by the Company to satisfy such tax withholding obligations. If a Grantee’s employment with the Company is terminated for any reason prior to the applicable Vesting Date (the “Termination Date”), all RSUs which are not vested shall immediately expire and shall be forfeited and the Grantee shall have no further rights with respect to such RSUs. In the event of a termination of the Grantee for “cause” all RSUs which are vested on the Grantee’s Termination Date shall immediately be forfeited and the Grantee shall have no further rights with respect thereto.

Attached as an exhibit to this filing is a Form of Restricted Stock Unit Agreement pursuant to which each of the Grantee’s received their awards. This summary of the terms of the RSU grants is qualified in its entirety by reference to the full text of the Form of Restricted Stock Unit Agreement attached hereto as Exhibit 10.1. As used herein the term “cause” shall have the meaning set forth in the Form of Restricted Stock Unit Agreement.

Item	9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Item

10.1	Form of Restricted Stock Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: December 23, 2013
	By:	/s/ Stephen M. Ksenak
Senior Managing Director and General Counsel